EXHIBIT 2

                             JERI-JO KNITWEAR, INC.
                         (formerly JJ Acquisition Corp.)
                          McNAUGHTON APPAREL GROUP INC.
                       (formerly Norton McNaughton, Inc.)
                               463 Seventh Avenue
                               New York, NY 10018


                                                        As of August 3, 2000

Susan Schneider
Leslie Schneider
Scott Schneider
c/o Currants
1407 Broadway
Suite 2909
New York, NY  10018

         Re: Agreement of Purchase and Sale dated as of April 15, 1998, as amended (the "Agreement"), by and among JJ Acquisition Corp. (now Jeri-Jo Knitwear, Inc.), Norton McNaughton, Inc. (now McNaughton Apparel Group Inc.), Jeri-Jo Knitwear Inc., Jamie Scott, Inc. and the Stockholders of Jamie Scott, Inc.
                  --------------------------------------------------------------

Ladies and Gentlemen:

                  Reference is made to the Agreement. Capitalized terms used and not defined below shall have the meanings assigned to such terms in the Agreement. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend the Agreement as set forth below.

1. Section 2.02 of the Agreement is amended to add thereto a new subsection (d) as follows:

         "(d) Notwithstanding anything to the contrary contained herein, including without limitation the definition of "Earn Out Payment" contained herein, the Earn Out Payment otherwise payable hereunder shall be payable by the Purchaser and Norton as follows:

                  (A)(i) At or before 3:00 p.m. on August 29, 2000 (time being of the essence):

                           (1)      the Purchaser and Norton shall pay
                                    $95,000,000 (the "Initial Payment") to the
                                    Designees by wire transfer of immediately available funds to a bank account(s) designated by the Designees;

                           (2) Norton shall issue the Earn Out Payment Shares (as defined below) and deliver to the Designees a certificate(s) representing the Earn Out
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                                       2


                                    Payment Shares, which certificate(s) shall not contain any legends under the Securities Act of 1933, as amended, or other legends and which Earn Out Payment Shares shall not be subject to any stop order issued by Norton's transfer agent arising out of the transactions contemplated hereby;

                           (3) Norton shall issue and deliver the Note (as defined below) to the Designees;

                           (4) Norton shall deliver to the Designees the documents (except in respect of Section 5.03 as to agreements to which Norton or the Purchaser are a party), in form and substance reasonably satisfactory to counsel to the Designees, which satisfy the Bring Down Obligation; and

                           (5)(i) Section 7.14 shall terminate and be of no further force and effect, (ii) the representations and warranties made in this Agreement (except in Section 3.28, it being agreed that clause (v) of Section 3.28 is to be read in light of Section 7(ii) hereof) shall expire (notwithstanding the provisions of Section 11.06(d) hereof) and (iii) the options to purchase shares of Norton Common Stock granted pursuant to Section 3.3 of each of the Employment Agreements shall vest in full.

                  (ii) As a condition to the Purchaser's and Norton's obligations under clause (A)(i) above, simultaneously with the delivery of the items set forth in clauses
                           (A)(i)(1) through (A)(i)(4) above, the Stockholder Representative shall deliver the Earn Out Letter of Credit to Norton for cancellation.

                  (B)(i) In the event that the last closing (the "New Financing Closing") of the New Financing shall occur on or before November 30, 2000, then the parties hereto agree that, notwithstanding the dispute provisions of Section 2.02(b)(iii) hereof (which shall have no force or effect), the Earn Out Payment shall be discounted and shall be fully satisfied by the payment (without claim or offset by Norton or the Purchaser) to the Designees of an aggregate of (i) $125,000,000 in cash (the "Cash Payment"), consisting of the Initial Payment payable as set forth in subsection (A)(i)(1) above and the balance of the Cash Payment payable as set forth in subsection
                           (B)(ii) below, (ii) the issuance of 2,000,000 shares (valued at $13.00 per share) (the "Earn Out Payment Shares") of Norton Common Stock as set forth in subsection (A)(i)(2) above and (iii) the issuance by Norton of its unsecured subordinated note(s) (collectively, the "Note") as set forth in subsection
                           (A)(i)(3) above containing the terms and conditions set forth in subsection (B)(iii) below.

                  (ii) In the circumstances set forth in subsection (B)(i) above, on the date of the New Financing Closing the Purchaser and Norton shall pay to the Designees by wire transfer in immediately available funds to a bank account(s) designated by the Designees the remaining $30,000,000 of the Cash Payment.

                  (iii)    The Note shall contain the following terms:

                           (1) the Note shall be in the aggregate principal amount of $10,000,000;

                           (2) the Note shall have the following scheduled payments: (i) in an amount equal to the lesser of the principal amount then outstanding and the Excess Proceeds (as defined below) on the date of the closing of an Underwritten Offering (as defined below),
                                    (ii) $2,500,000 (or such lesser amount as shall at the time be outstanding) on the first Business Day of each of Norton's fiscal quarters following the payment in full of all overadvances/term loans and
                                    (iii) in full on November 30, 2003;

                           (3) interest on the outstanding principal amount of the Note shall be payable monthly in arrears at the same rate per annum in effect from time to time as the rate payable on non-overadvance revolving credit borrowings under the New Financing;

                           (4) the amounts owing under the Note shall be unsecured and shall be subordinated to all of the amounts (including "post petition interest") owing under (A) the Amended and Restated Financing Agreement dated as of June 18, 1998, as heretofore amended and as further amended from time to time, among Norton, the Purchaser, Nationsbanc Commercial Corporation, The CIT Group/Commercial Services, Inc., Fleet Bank NA and others, (B) any financing agreement(s) relating to the New Financing (other than equity financing) and (C) the Indenture (the "Indenture") dated as of June 18, 1998, as heretofore supplemented and as further supplemented from time to time, among Norton, the Subsidiary Guarantors named in that Indenture and United States Trust Company of New York as trustee (the items referred to in clauses (A), (B) and
                                    (C) above, collectively the "Senior
                                    Indebtedness"); such subordination to be on normal and customary terms and conditions reasonably acceptable to the parties hereto and to the holders of the Senior Indebtedness, which shall include nonpayment on the Note during the continuance of an event of default under any of the Senior Indebtedness, but which shall permit interest on the Note to be paid currently in cash other than during the continuance of an event of default under any of the Senior Indebtedness (the foregoing, collectively, the "Subordination");

                           (5) Norton may make prepayments on the Note without premium or penalty at anytime and from time to time, such prepayments to be applied first to the amount of accrued and unpaid interest thereon through the date of such prepayment and second to outstanding principal amount of the Note;

                           (6) in the event that Norton consummates an underwritten public offering of Norton Common Stock while amounts under the Note are outstanding (an "Underwritten Offering"), the proceeds from that offering, after payment of all underwriting commissions and discounts and all expenses of the offering and after the payment in full of all overadvances/term loans under the New Financing (the "Excess Proceeds"), shall be paid by Norton to the Designees as a scheduled payment on the Note (to the extent of amounts owing thereunder), which scheduled payment shall be applied first to the amount of accrued and unpaid interest thereon through the date of such prepayment and second to outstanding principal of the Note; as used herein "overadvances/term loans" shall mean the principal portion of the New Financing which are term loans and/or which are in excess of 85% of the eligible accounts receivable and 60% of the eligible inventory of Norton and its subsidiaries;

                           (7) in the event that all overadvances/term loans under the New Financing have been repaid in full, including pursuant to clause
                                    (6) above, Norton shall make scheduled
                                    payments of $2,500,000 on the Note, in the aggregate, or such lesser amount as may be owing under the Note, on the first Business Day of each of Norton's fiscal quarters following the date on which the overadvances/term loans were repaid in full, until all principal owing under the Note has been repaid in full;

                           (8) each Designee may declare the entire amount under the Note held by such person due and owing after the occurrence and during the continuance of an Event of Default (as defined below) under the Note and, following such declaration (and as the Designees' sole and exclusive remedy), at the election of such Designee given within 15 Business Days after the occurrence of such Event of Default (A) Norton shall issue a fraction of a share of Norton Common Stock to the Designees for each dollar in outstanding principal amount in default equal to one (1) divided by the Market Price Factor and, in such case, the Note shall be deemed paid in full; provided that in no event shall the aggregate number of shares of Norton Common Stock issued to a Designee exceed such Designee's Percentage Interest multiplied by 2,230,000 shares of Norton Common Stock or
                                    (B) the Note shall remain outstanding and due and payable, subject to the Subordination, and no shares of Norton Common Stock shall be issued by Norton to the Designees (it being understood and agreed to by the parties hereto that the failure by any Designee so to deliver such election in a timely manner shall terminate the right of such Designee to make such election and shall grant Norton the right to make such election on behalf of such Designee); the events of default (the "Events of Default") under the Note shall be (a) subject to the terms of the Subordination, failure by Norton to pay the principal of or interest on the Note within five (5) Business Days' after the due date therefor, (b) bankruptcy and insolvency events relating to Norton and its subsidiaries (subject to normal dismissal periods), (c) acceleration of any of the Senior Indebtedness and (d) in a single or series of related transactions, the sale of all or substantially all of the assets of Norton or the sale by the holders thereof (whether by merger or otherwise) of a majority of the voting capital stock of Norton (determined on a fully diluted basis); Norton agrees to notify the Designees of the occurrence of an Event of Default; and

                           (9) the Note shall not contain any covenants of Norton other than as set forth above and other than normal and customary affirmative covenants covering compliance with laws, preservation of existence, maintenance of books and records, and maintenance of insurance.

                  (C)(i) In the event that the New Financing Closing shall not have occurred on or before November 30, 2000, then the parties hereto agree that, notwithstanding the dispute provisions of Section 2.02(b)(iii) hereof (which shall have no force or effect), the Earn Out Payment shall be discounted and shall be fully satisfied by the payment (without claim or offset by Norton or the Purchaser) to the Designees of an aggregate of (i) the Initial Payment as set forth by subsection (A)(i)(1) above, (ii) the Earn Out Payment Shares as set forth by subsection (A)(i)(2) above,
                           (iii) the Note as set forth by subsection (A)(i)(3) above and (iv) on December 1, 2000, $59,000,000 (the "Final Payment") in the manner set forth in subsection (C)(ii) below.

                      (ii) The Final Payment shall be made by Norton to the
                           Designees based upon their Percentage Interest and, at the election of Norton, in cash, shares of Norton Common Stock (the "Second Shares") and/or unsecured subordinated note(s) of Norton (collectively, the "Second Note") (with each Second Note to contain the same terms and conditions as the Note, except the principal amount thereof, except that the proviso contained in subsection (d)(B)(iii)(8)(A) shall not be applicable and except that the payment of the Note and the Second Note with Excess Proceeds shall be made on a pro-rata basis). In connection with the payment of the Final Payment, each of the Second Shares shall be valued at the Market Price Factor determined as of the close of business on November 27, 2000. It is understood and agreed by the parties hereto that the aggregate amount of the Final Payment shall be reduced by $1.967 for every $1.00 in cash paid by the Purchaser and Norton to the Designees after August 29, 2000 and in payment of the remaining $59,000,000 balance of the Earn Out Payment in the circumstances contemplated by this subsection (C).

                     (iii) Under the circumstances set forth in this subsection
                           (C), Norton and the Purchaser hereby agree to reasonably cooperate with the Designees in connection with any filings required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 or under other statutes or regulatory provisions, and in the event that any such filings are required, the parties hereto understand and agree that any time periods set forth in this subsection (C) shall be extended in order to accommodate all applicable waiting periods and other filing requirements under such statutes and regulatory provisions.

                     (iv) In connection with the issuance of Second Shares under this subsection (C), (a) the certificates representing such Second Shares shall not contain any legends under the Securities Act of 1933, as amended, or other legends and shall not be subject to any stop order issued by Norton's transfer agent arising out of the transactions contemplated hereby and (b) Norton shall deliver to the Designees the documents (except in respect of Section 5.03 as to agreements to which Norton or the Purchaser are a party), in form and substance reasonably satisfactory to counsel to the Designees, which satisfy the Bring Down Obligation.

2. Sections 2.04(a), (b) and (c) of the Agreement (other than relevant definitions contained therein which are later used in the Agreement, except that the term "Holder" is hereby amended to mean each of the several Designees) are deleted and replaced with "Intentionally Deleted".

3.       Section 2.04(f) is amended by adding the following at the end thereof:

         "The Designees and Norton agree that, for the purpose of determining the reduction and allocation of Supplemental Registration Shares pursuant to this subsection (f) and the reduction and allocation of shares of Norton Common Stock otherwise to be included in the subject registration statement and beneficially owned by Sanford Greenberg, Jay Greenberg, Norton Sperling, Stuart Bregman, Howard Zwilling and the other sellers of the Miss Erika business (all being other persons holding "piggyback" registration rights in respect of Norton Common Stock) (the "Other Rights Persons"), such reduction and allocation shall occur pro-rata among Supplemental Registration Investors and Other Rights Persons and on a basis which takes into account shares of Norton Common Stock issuable pursuant to then currently exercisable options held by Supplemental Registration Investors and Other Rights Persons."

4. Section 2.04(g) of the Agreement is amended by deleting clauses (i) and (ii) thereof and replacing such clauses with "Intentionally Deleted".

5. Section 14.01 of the Agreement is amended by adding the following definitions as follows:

                  "Designees" shall mean each of Leonard Schneider, Susan Schneider, Leslie Schneider and Scott Schneider (it being agreed that all references to "Designees" herein shall mean each of such persons on a several basis).

                  "Market Price Factor" shall mean the lower of (i) $13.00 (as such number shall be adjusted for stock splits, stock dividends and similar events) and (ii) the Market Value (determined on the basis of a 20-Business Day average) of a share of Norton Common Stock on the date of the occurrence of an event of default under the Note and/or the Second Note (in the case of Section 2.02(d)(B)(iii)(8)(A)), or on November 27, 2000 (in the case of Section 2.02(d)(C)(ii)).

                  "New Financing" shall mean bank and/or other debt or equity financing arrangements to be entered into, if at all, by Norton and/or its subsidiaries in amounts and on terms and conditions (acceptable to Norton in its sole discretion) which enable the Purchaser and Norton to make the Earn Out Payment in the amount and in the manner described in Section 2.02(d)(B)(i) hereof.

6. The parties hereto understand and agree that whenever herein the Purchaser and/or Norton are required to deliver the Cash Payment (including the Initial Payment), the Earn Out Payment Shares, the Note and/or the Final Payment (if applicable) to the Designees in respect of the separate acquisitions by the Purchaser of each of the Companies, the Purchaser and/or Norton, as applicable, shall deliver the Designees' applicable Percentage Interest of the Cash Payment (including the Initial Payment), the Earn Out Payment Shares, the Note and/or the Final Payment (if applicable) to Leonard Schneider (the sole shareholder of Jeri-Jo Knitwear, Inc.), and to Susan Schneider, Leslie Schneider and Scott Schneider (as the shareholders of Jamie Scott, Inc.), respectively.

7. The Stockholders represent and warrant to Norton and the Purchaser that JJK II, Inc. (formerly known as Jeri-Jo Knitwear, Inc.) and JJK III, Inc. (formerly known as Jamie Scott, Inc.), heretofore parties to the Agreement, have been liquidated and are no longer in existence. Accordingly, the Stockholders agree that the execution of this amendment by the Companies is not necessary. In addition, the Designees agree with Norton and the Purchaser that neither they nor any of their affiliates or immediate family members shall publicly sell or otherwise publicly transfer any shares of Norton Common Stock until the earlier to occur of the New Financing Closing or November 30, 2000 (it being understood and agreed by the Designees that notwithstanding anything to the contrary contained herein, Norton may instruct its transfer agent to issue appropriate stop orders in order to give effect to the foregoing agreement by the Designees).

8. Norton represents and warrants to the Designees that the Board of Directors of Norton has waived the applicability of its Stockholders Rights Plan (the "Plan") in respect of the Designees' ownership of Norton Common Stock as a result of the consummation of the transactions contemplated by the Agreement and the Employment Agreements, by resolving to amend the Plan to permit the issuances of Norton Common Stock contemplated under the Agreement and the Employment Agreements without causing the Plan to become effective with respect to the Designees and the shares of Norton Common Stock issuable hereunder and thereunder and issuable pursuant to options to acquire Norton Common Stock held by the Designees. Norton agrees to use its commercially reasonable efforts to effect the New Financing.

9. Except as amended by this amendment, the Agreement is ratified and confirmed in all respects. Nothing in this amendment shall confer or be deemed to confer any right, remedy, benefit or entitlement on any third party (other than the Designees). This amendment shall be construed pursuant to and in accordance with the laws of the State of New York, without regard to conflict of law principles, and may be executed in counterparts, including by telecopy, each of which shall be deemed an original, all of which taken together shall constitute one and the same amendment.

10. Notwithstanding anything to the contrary contained herein, in the event that the Purchaser and Norton default under the provisions of Section 2.02(d)(A)(i) of the Agreement, (i) this amendment shall terminate (except the first sentence of Section 8 hereof) and be of no force or effect, (ii) the Purchaser and Norton shall be in default under the Agreement and (iii) the Earn Out Payment shall be $190,000,000. The parties acknowledge and agree that, in addition to any other rights of the Designees upon default by the Purchaser and Norton under the Agreement, (A) the cash amount payable under Section 2.02(d)(A)(i)(1) of the Agreement shall constitute, and be deemed and construed for all purposes to be, an "Earn Out Payment in excess of the Stock Earn Out Amount," (B) no dispute exists with respect thereto (other than any non-payment that may occur as and when due), (C) in the event of any non-payment of such amount as and when due the beneficiary under that certain Letter of Credit No. 933394 dated June 18, 1998, as amended, issued by Bank of America, N.A. (formerly known as Nations Bank, N.A.), shall be entitled to draw thereupon in the overdue amount (subject to the maximum amount of such Earn Out Letter of Credit), and (D) such non-payment would be properly described by checking the second certification box (respecting the "Second Amount") in submitting a drawing Certificate substantially in the same form as Exhibit B annexed to such Earn Out Letter of Credit.

                                      * * *


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                                       9


                                                   Very truly yours,

                                                   JERI-JO KNITWEAR, INC.
                                                   MCNAUGHTON APPAREL GROUP INC.


                                                   By: /s/ Peter Boneparth
                                                      -------------------------
                                                      Name:  Peter Boneparth



Agreed as of the date first above written:



   /s/ Susan Schneider
   ------------------------
       Susan Schneider


   /s/ Leslie Schneider
   ------------------------
       Leslie Schneider


   /s/ Scott Schneider
   ------------------------
       Scott Schneider